                                                                  Exhibit 3(a)


                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                    FAIRFIELD MANUFACTURING COMPANY, INC.

                   Pursuant to Sections 242 and 245 of the
               General Corporation Law of the State of Delaware


                  FAIRFIELD MANUFACTURING COMPANY, INC. (formerly known as CENTRAL ALABAMA GRAIN COMPANY, INC.), a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies as follows:
                  1. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State was August 15, 1989.
                  2. This Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation to read in its entirety as follows:
                  FIRST:   The name of the Corporation is FAIRFIELD
         MANUFACTURING COMPANY, INC.

                  SECOND: The Corporation's registered office in the State of Delaware is at Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

                  THIRD:   The nature of the business of the Corporation and
         its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,150,000, of which 10,000,000 shall be Common Stock, par value $0.01 per share (the "Common Stock"), and 150,000 shall be Series A Preferred Stock, with a liquidation value of $100 per share (the "Series A Preferred Stock").

                  Series A Preferred Stock

                  The Series A Preferred Stock shall have the following powers, preferences, rights, qualifications, limitations and restrictions:


                  1. Dividends. (a)(i) The holders of Series A Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors out of funds legally available therefor, dividends at a rate of 15.25% per annum of the Series A Liquidation Value, and no more, which shall be cumulative, calculated from the date of issuance of the Series A Preferred Stock, and payable in arrears in equal semi-annual payments on the last business day of each of January and July (each of such dates being referred to as a "Dividend Payment Date" and each such six-month period being referred to as a "Dividend
         Payment Period"), commencing with the first such Dividend Payment
         Date following the issuance of the Series A Preferred Stock and payable, in the sole discretion of the Corporation, either in cash or by issuing additional fully paid and nonassessable shares of Series A Preferred Stock at the rate of one one-hundredth (1/100th) of a share for each $1.00 of such dividend not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividend. All shares of Series A Preferred Stock which may be issued as a dividend with respect to the Series A Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable.

                  (ii) All such dividends, whether payable in cash or securities, shall be cumulative and shall accrue whether or not declared from the applicable Dividend Payment Date. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares outstanding at such time.

                  (iii) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any financing or working capital agreement of the Corporation specifically prohibit such declaration, payment or setting apart for payment or if such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder or if such declaration, payment or setting apart for payment would, upon the giving of notice or passage of time or both, constitute such breach or default, provided, that subject to applicable law, if any cash dividends are so prohibited in whole or in part the Corporation may, to the extent payment in cash of such dividends is not made, pay such dividends in shares of Series A Preferred Stock in accordance with
         Section 1(a)(i) of this Article Fourth, and provided, further, that nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any dividends on shares of the Series A Preferred Stock at any time, whether or not permitted by any of such agreements.

                  (b)  Restrictions on Distributions and Stock Issuances.

         Unless the prior consent of the holders of not less than fifty-one percent (51%) of the shares of Series A Preferred Stock then outstanding, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of stockholders shall have been obtained, the Corporation shall not:

                  (i) declare, pay or set apart for payment any cash dividend on or make any payment on account of or set apart for payment money for a sinking fund or other similar fund for the purchase, redemption or other retirement of (x) any class or series of capital stock of the Corporation on a parity with the Series A Preferred Stock as to dividends or upon Liquidation (as such term is defined in section 2 of this Article Fourth) (the "Parity Stock") or (y) on any class or series of capital stock of the Corporation junior to the Series A Preferred Stock as to dividends or upon Liquidation, including the Common Stock, par value $.01 per share (the "Junior Stock"), unless the Corporation has paid or set apart for payment all accrued but unpaid dividends, on the Series A Preferred Stock, Parity Stock and on any class or series of capital stock of the Corporation that is senior to the Series A Preferred Stock as to dividends for two consecutive Dividend Payment Periods; provided, however, that notwithstanding the foregoing, the Corporation may declare, pay or set apart for payment on any class or series of capital stock of the Corporation any dividends payable solely in shares of Junior Stock. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be not less than 10 days nor more than 60 days prior to the date fixed for the payment thereof; or

                  (ii) create or issue any other class or series of preferred stock having any preference or priority, or amend the existing terms of any outstanding preferred stock so as to have any preference or priority, superior to or on a parity with the Series A Preferred Stock as to dividends or Liquidation or which is (x) scheduled by its terms to be redeemed by the Corporation or (y) redeemable at the option of the Corporation prior to the Series A Preferred Stock, without the prior consent of the holders of fifty-one percent (51%) of the outstanding shares of Series A Preferred Stock.

                  Notwithstanding the foregoing, the corporation may purchase any shares of preferred stock issued to any employee of the Corporation pursuant to the terms of such employee's employment agreement with the Corporation without complying with the requirements of this paragraph (b).

                  2.  Liquidation Rights.  Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), no distribution shall be made to the holders of Junior Stock unless, prior to the first such distribution, the holders of the Series A Preferred Stock shall have received in cash out of the net assets of the Corporation available for distribution to its stockholders an amount equal to

         $100 per share of Series A Preferred Stock (the "Series A Liquidation Value") plus an amount in cash out of the net assets of the Corporation available for distribution to its stockholders equal to all accrued but unpaid dividends, if any, on the Series A Preferred Stock. In the event of any Liquidation of the Corporation, after payment in cash shall have been made to the holders of shares of Series A Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any class of Junior Stock shall be entitled, to the exclusion of the holders of shares of Series A Preferred Stock, to share according to their respective rights and preferences in all remaining assets of the Corporation available for distribution to its stockholders.

                  If the assets distributable in any such event to the holders of the Series A Preferred Stock or any class or series of stock on a parity with the Series A Preferred Stock as to Liquidation (the "Liquidation Parity Stock") are insufficient to permit the payment to such holders of the full preferential amounts to which they may be entitled, such assets shall be distributed ratably among the holders of the Series A Preferred Stock and such Liquidation Parity Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive. Neither a merger or consolidation of the Corporation with or into any other corporation nor a sale, conveyance, exchange or transfer of all or any part of the assets of or property of the Corporation shall be deemed to be a Liquidation within the meaning of this section 2.

                  3. Redemption. (a) Optional Redemption. The Corporation may, at its option (an "Optional Redemption Date"), redeem at any time, or from time to time, all or in aggregate amounts of not less than $5,000,000, any outstanding shares of Series A Preferred Stock at a cash redemption price per share equal to the Series A Liquidation Value plus an amount in cash equal to all accrued but unpaid dividends , if any, on any accumulated dividends as aforesaid on the shares so redeemed.

                  (b) Mandatory Redemption. The Corporation shall redeem any outstanding shares of Series A Preferred Stock at a cash redemption price equal to the Series A Liquidation Value plus an amount in cash equal to all accrued but unpaid dividends, if any, upon the earliest to occur of the following (each date being referred to as a "Mandatory Redemption Date", together with an Optional Redemption Date, being referred to as a "Redemption Date"):

                  (i)  August 1, 2000; or

                 (ii)  upon a Liquidation of the Corporation.

                  (c) Payment of Redemption Price on Any Redemption Date. If the Corporation shall be prohibited by applicable law or by the terms and provisions of any financing or working capital agreement of the Corporation from making payment in full on any Redemption Date of the applicable redemption price for any outstanding shares of Series A Preferred Stock required to be redeemed as provided herein, then: (i) the Corporation shall not redeem any shares of Series A Preferred Stock, (ii) the Corporation shall pay pro rata to the holders of any outstanding shares of Series A Preferred Stock required to be redeemed on the applicable Redemption Date an amount in cash equal to the maximum amount which the Corporation is not so prohibited from paying at such time for each such share, (iii) the applicable redemption price shall be reduced by an amount per share equal to the amount paid by the Corporation first from accrued but unpaid dividends and then from the Series A Liquidation Value and (iv) the Corporation shall redeem all outstanding shares of Series A Preferred Stock required to be redeemed as soon as practicable after the date on which the Corporation is no longer so prohibited from paying the applicable redemption price for such shares.

                  (d) Status of Series A Preferred Stock. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, provided, that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock unless reissued as a dividend on shares of Series A Preferred Stock.

                  4. Procedures for Redemption. (a) In the event that fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors, except that in any redemption permitted by this section 4 of fewer than all the outstanding shares of Series A Preferred Stock, the Corporation may redeem all shares held by any holders of a number of shares not to exceed 100 as may be specified by the Corporation.

                  (b) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid or by personal delivery, mailed or delivered not less than 90 days prior to the applicable redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any share of Series A Preferred Stock to be redeemed and such notice requirement may be waived or modified by the holders of the Series A Preferred Stock in writing. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder;
         (iii) the applicable redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date.

                  (c) Notice having been mailed as aforesaid, from and after the applicable Redemption Date (provided that on or prior to the applicable Redemption Date the Corporation shall have irrevocably deposited funds for such redemption in trust for the holders of Series A Preferred Stock), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series A Preferred Stock unless reissued as a dividend on shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  5. Voting Rights. Except as otherwise provided by law or this Certificate of Designation, the holders of Series A Preferred Stock shall not be entitled to vote on any matters submitted for a vote of the holders of shares of Common Stock of the Corporation. In the event the Corporation fails to pay dividends as set forth in section 1 of this Article Fourth above for an aggregate of ten consecutive Dividend Payment Periods, then each share of Series A Preferred Stock then outstanding shall be entitled to 1/10th of one vote and shall vote with the holders of Common Stock as a single class on all matters. Such right shall only continue until such time as an amount equal to all accrued but unpaid dividends has been paid or declared and set apart for the payment thereof by the Corporation.

                  None of (i) the creation, authorization or issuance of any shares of any Junior Stock, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any Junior Stock, (ii) the creation of any indebtedness of any kind of the Corporation, or (iii) the increase or decrease in the amount of authorized capital stock of any class (including preferred stock, but excluding the Series A Preferred Stock) or any increase, decrease or change in the par value of any such class other than the Series A Preferred Stock, shall require the consent of the holders of Series A Preferred Stock and any such action shall not be deemed to affect adversely the rights, preferences, privileges and voting rights of shares of Series A Preferred Stock.

                  FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

                  (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

                  (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by ballot.

                  (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

                  (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

                  (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director
         (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

                  SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of

         Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.


                  3. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, FAIRFIELD MANUFACTURING COMPANY, INC. has caused this Restated Certificate of Incorporation to be signed by its Vice President and attested by its Secretary this 20th day of March 1995.


                                    FAIRFIELD MANUFACTURING COMPANY, INC.


                                       /s/ PAUL S. LEVY
                                    -------------------------
                                    Name:   Paul S. Levy
                                    Title:  Vice President


ATTEST:


  /s/  PETER A. JOSEPH
-----------------------
Name:   Peter A. Joseph
Title:  Secretary

                           CERTIFICATE OF AMENDMENT

                                      TO

                  THE RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                    FAIRFIELD MANUFACTURING COMPANY, INC.

                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware

                  FAIRFIELD MANUFACTURING COMPANY, INC., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies as follows:

                  FIRST: That Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH in its entirety and inserting in lieu thereof the following new Article FOURTH:

                  "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 10,250,000, of which 10,000,000 shall be Common Stock, par value $0.01 per share (the "Common Stock") and 250,000 shall be Preferred Stock, par value $.01 per share (the "Preferred Stock").

                  The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors of the Corporation. Prior to issuance of a series, the Board of Directors of the Corporation by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors of the Corporation may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares."

                  SECOND: That this Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been signed on behalf of FAIRFIELD MANUFACTURING, INC. by Kenneth A. Burns, its President, and attested by Peter A. Joseph, its Secretary, this 7th day of March, 1997.


                                            /s/  KENNETH A. BURNS
                                          --------------------------
                                          Name:  Kenneth A. Burns
                                          Title: President


Attest:

  /s/  PETER A. JOSEPH
-------------------------
Name:  Peter A. Joseph
Title: Secretary



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